Exhibit 10.23

DATED October 16 2025

SHAREHOLDERS’ AGREEMENT IN RELATION TO KOPIN EUROPE LIMITED

between

KOPIN CORPORATION

and

THEON INTERNATIONAL PLC

and

KOPIN EUROPE LIMITED

Condor House

5-10 St. Paul’s Churchyard

London EC4M 8AL

Tel. +44 (0)20 3201 5000

Fax: +44 (0)20 3201 5001

www.morganlewis.com

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THIS AGREEMENT (this “Agreement”) is made as a DEED on October 16 2025.

BETWEEN:

(1)	KOPIN CORPORATION, a Delaware corporation, whose registered office is at 125 North Drive, Westborough, MA, 01581, United States (“Kopin”);

(2)	THEON INTERNATIONAL PLC, a company incorporated in Cyprus with registered number HE 424549, whose registered office is at 5, Agios Antonios Street, Muskita Building 2, Strovolos, Nicosia, 2002, Cyprus (“Theon”); and

(3)	KOPIN EUROPE LIMITED, a company registered in England & Wales with company number 05220480 whose registered office is at One Eleven, Edmund Street, Birmingham, B3 2HJ (the “Company”),

(each a “Party” and together the “Parties”).

RECITALS:

(A)	At the date of this Agreement, the authorised and issued share capital of the Company is 21,250,000 Shares all of which are held by Kopin.

(B)	On August 8 2025, the Company and Theon entered into a subscription agreement pursuant to which, subject to the satisfaction of certain conditions, Theon agreed to subscribe for 21,281,350 Shares in the Company (the “Subscription Agreement”).

(C)	Following Completion, Kopin holds 22,150,000 Shares, amounting to 51.0% of the fully diluted issued share capital of the Company, and Theon holds 21,281,350 Shares, amounting to 49.0% of the fully diluted issued share capital of the Company.

(D)	It is intended that the Company shall carry on the Business (as defined below).

(E)	Kopin and Theon hereby wish to set forth their agreement concerning the governance of the Company, their relationship as shareholders of the Company and certain aspects of the affairs of, and the shareholders’ dealings with, the Company.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings:

“ABC Laws” means the Bribery Act 2010 and any equivalent Applicable Law in any relevant jurisdiction concerning anti-bribery and corruption;

“Acceptance Period” has the meaning given in Clause 16.2;

“Affiliate” means, in respect of any person, a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise (including any fund or other investment vehicle managed by such person), and in respect of any individual, his or her spouse, or civil partner, and his or her grandparents (and those of his spouse or civil partner) and all descendants of those grandparents, provided that, for the purposes of this Agreement, no Shareholder is to be regarded as an Affiliate of any other Shareholder;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by Theon (or Theon’s legal adviser on behalf of Theon) and Kopin (or Kopin’s legal adviser on behalf of Kopin) on or prior to the date of this Agreement;

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“Applicable Law” means all applicable legislation, statutes or statutory instruments, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Articles” means the memorandum and articles of association of the Company, as amended or otherwise restated from time to time;

“Board” means the board of Directors from time to time;

“Board Reserved Matter” means any matter set out in Part B of Schedule 6;

“Budget” means the budget of the Company for a particular financial year in a format approved from time to time by the Shareholders in accordance with Clauses 8.6-8.13 (inclusive), including profit and loss, cashflow and balance statements and key performance indicators;

“Business” means the design, development and manufacture of ferroelectric liquid crystal on silicon micro-displays / spatial light modulators and associated drive electronics, along with any matters ancillary thereto, the back end packaging of ***, development of the ***. module, or such other business as may be determined in accordance with this Agreement;

“Business Day” means a day on which banks are open for general commercial business in London, UK, Boston, USA and Nicosia, Cyprus (excluding Saturdays, Sundays and public holidays);

“Business Plan” means a business plan for the Company for a particular period of time, in a format approved from time to time by the Shareholders in accordance with Clauses 8.6-8.13 (inclusive) including items such as strategic initiatives, sales projections, technology roadmap, forecasted financial statements, key performance indicators, staffing, and material commitments required to deliver that business plan;

“Buyer” means the purchaser of any Shares in accordance with the terms of this Agreement;

“Call Option Notice” means a written notice given by the Other Shareholder to the Defaulting Shareholder pursuant to Clause 15.5, following which the provisions of Schedule 4 shall apply;

“Chairperson” means such Kopin Director as may be designated as chairperson of the Board from time to time by Kopin;

“Completion” has the meaning given in the Subscription Agreement;

“Confidential Information” means the existence and contents of this Agreement and the other Transaction Documents and Agreed Form documents, the arrangements contemplated by this Agreement and the other Transaction Documents and Agreed Form documents, and:

(a)	any information of whatever nature concerning the Business;

(b)	any information of whatever nature concerning the business, finance, assets, liabilities, dealings, transactions, know-how, customers, suppliers, processes or affairs of the other Parties and any of their group undertakings from time to time; and

(c)	any information which is expressly indicated to be confidential in relation to the Party disclosing it (or in relation to any of its group undertakings) from time to time,

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which any Party may from time to time receive or obtain (verbally or in writing or in disk or electronic form) from any other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement or any other Transaction Document or Agreed Form document;

“Conflict Matter” means any matter relating to a dispute between the Company on the one hand and any of the Shareholders (or any Affiliate of any of the Shareholders) on the other hand including, without limitation, the commencement, compromise or settlement of any litigation or arbitration proceedings;

“Conflicted Director” means any Director appointed by the Shareholder to whom the Conflict Matter applies;

“Control” means the ability of a person to secure, directly or indirectly, (whether by the holding of shares or other equity interests, possession of voting rights, the ability to appoint a majority of its board of directors or by virtue of any other power conferred by the articles of association, constitution, partnership deed, trust deed or other documents regulating another person, or by any other means whatsoever) that the affairs of such other person are conducted in accordance with its wishes and “Controlled” and “Controlling” shall be construed accordingly;

“Corrupt Act” has the meaning given in Clause 9.1;

“Corruption Law” means: (a) the United Kingdom Bribery Act 2010; (b) the United States Foreign Corrupt Practices Act of 1977; and (c) all other Applicable Laws relating to bribery or corruption of any jurisdiction in which the Company carries on the Business or any Party is incorporated or carries on business;

“Deadlock” has the meaning given in Clause 7.4;

“Deadlock Notice” has the meaning given in Clause 7.2;

“Deed of Adherence” means a deed in the form set out in Schedule 1;

“Default Notice” has the meaning given in Clause 15.3;

“Defaulting Shareholder” has the meaning given in Clause 15.3;

“Director” means a director of the Company;

“Dividend Policy” has the meaning given in Clause 8.16;

“Drag Along Notice” has the meaning given in Clause 14.1;

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, equity, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind, including retention arrangements or other encumbrances and any agreement to create any of the foregoing;

“Equity Proportions” means the respective proportions in which the Shares are held from time to time by each of the Shareholders save that if the expression “Equity Proportions” is used in the context of some (but not all) of the Shareholders, it shall mean the respective proportions in which Shares are held by each of those particular Shareholders;

“Event of Default” has the meaning given in Clause 15.1;

“Export Control Law” means Applicable Law that imposes restrictions on the export, re export, transfer, disclosure or provision of commodities, hardware, software, technology, brokering, financial assistance or technical assistance including but not limited to:

(a)	the United States International Traffic in Arms Regulations and Export Administration Regulations;

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(b)	Council Regulation (EC) 821/2021, the Council Common Position 2008/944/CFSP defining common rules governing control of exports of military technology and equipment, and national implementing legislation thereof; and

(c)	the United Kingdom Customs and Excise Management Act 1979, Export Control Act 2002, and Export Control Order 2008;

“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“IFRS” means International Financial Reporting Standards, International Accounting Standards and Interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies;

“Insolvency Event” means the commencement of any proceedings in respect of receivership, bankruptcy, insolvency, dissolution, liquidation or any similar proceedings or events in any applicable jurisdiction;

“Intellectual Property Rights” means patents, utility models, rights to inventions, copyright and neighboring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in technology, rights in computer software, rights in algorithms, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Key Terms” means: (i) the number of Shares to be transferred; (ii) the agreed consideration for the proposed transfer, and the consideration per Share; (iii) any conditions to the transfer of the Shares; and (iv) all other material terms and conditions of the proposed transfer;

“Kopin Director” has the meaning given in Clause 4.2;

“Listing” means:

(a)	the offer and sale of shares or securities representing shares (including depositary receipts) in the Company or a holding company of the Company in an underwritten offering to the public pursuant to which proceeds of sale are generated for Shareholders proportionate to their interests in the Company (or in other agreed proportions); and

(b)	the listing and trading of such shares and securities on a stock exchange of recognised international standing;

“Lock-up Period” means the period commencing on the date of Completion and ending on the third anniversary of Completion;

“Managing Director” has the meaning given in Clause 3.1.3;

“Negotiation Period” has the meaning given in Clause 7.3;

“New Securities” has the meaning given in Clause 16.1;

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“Nominated Representative” means:

(a)	in respect of Kopin, Michael Murray; and

(b)	in respect of Theon, Christian Hadjiminas, or such other person as a Shareholder may notify to the other Shareholder from time to time;

“Non-Conflicted Director” means any Director appointed by the Shareholder to whom the Conflict Matter does not apply;

“Other Shareholder” means: (a) if Theon is the Selling Shareholder or the Defaulting Shareholder, Kopin; and (b) if Kopin is the Selling Shareholder or the Defaulting Shareholder, Theon;

“Pro-rata Offer” has the meaning given in Clause 16.2;

“Pro-rata Entitlement” has the meaning given in Clause 16.2.2;

“Process Agent” has the meaning given in Clause 18.1;

“Profitability Determination” has the meaning given in Clause 8.15;

“Public Official” means any person (whether appointed or elected) holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise (including any officer or employee of a state-owned or state-operated entity) or a public international organisation;

“Put Option Notice” has the meaning given in Clause 11.12;

“Regulatory Approvals” means in relation to any matter, any necessary approvals required in any jurisdiction by any Governmental Authority in order for the matter to be implemented or completed;

“Related Party Matter” means the entering into of any agreement or arrangement (other than this Agreement and any other Transaction Document) between the Company on the one hand and any of the Shareholders (or any Affiliate of any of the Shareholders) on the other hand and all dealings relating to such agreement (including, without limitation, the termination or variation of any such agreement in accordance with its terms);

“Representatives” has the meaning given in Clause 9.1;

“Restricted Counterpart” means each of ***, *** and ***, together with any of their respective Affiliates;

“Restricted Counterpart Transfer” has the meaning given in Clause 11.11;

“Restricted Counterpart Transfer Notice” has the meaning given in Clause 11.11;

“Restricted Transferee” means:

(a)	a Sanctioned Person;

(b)	a person who has been found to be in breach of Export Control Laws; or

(c)	a person whose ownership of a company, business, or asset, has previously been rejected and/or challenged by the Committee on Foreign Investment in the United States or analogous Governmental Authority in other applicable jurisdictions;

“ROFR Acceptance Notice” has the meaning given in Clause 12.2;

“ROFR Period” has the meaning given in Clause 12.2;

“Sanctions” means any Applicable Law relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority, in each instance as it applies to the Company or a Shareholder;

“Sanctions Authority” means:

(a)	the United Nations Security Council (as a whole, rather than individual members states thereof);

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(b)	the United States government;

(c)	the European Union (but not individual member states thereof);

(d)	the UK government;

(e)	the respective Governmental Authorities of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State and Department of Commerce, and HM Treasury; and

(f)	any other Governmental Authority with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over the Company;

“Sanctioned Person” means any person, organisation or vessel that is:

(a)	designated on the OFAC list of “Specially Designated Nationals and Blocked Persons” or on any list of targeted persons issued under any Sanctions of any country in which the Company operates or by which it is bound;

(b)	which is, or is part of, a government of any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions applicable to the Company or by which it is bound;

(c)	located in, owned or controlled by, or acting on behalf of the foregoing; or

(d)	otherwise targeted by Sanctions applicable to the Company, a Shareholder, or by which they are bound;

“Selling Shareholder” has the meaning given in Clause 12.1;

“Shareholder Reserved Matter” means any matter set out in Part A of Schedule 6;

“Shareholders” means the holders of Shares from time to time, and the term “Shareholder” shall be construed as any one of them;

“Shares” means ordinary shares of US$0.001 par value each in the capital of the Company;

“Subscription Agreement” has the meaning given to it the Recitals;

“Subsidiary” means any direct or indirect subsidiary undertaking of the Company from time to time;

“Surviving Provisions” means Clauses 1 (Definitions and Interpretation), 17 (Notices), 18 (Process Agents), 19 (Term), 20 (Announcements and Confidentiality), 21 (Miscellaneous) (except Clause 21.11 (Further Assurance)) and 22 (Governing law and Jurisdiction) and paragraphs 6 and 7 of Schedule 2 (Transfer Terms));

“Tag Along Notice” has the meaning given in Clause 13.1;

“Tax” or “Taxation” means all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies in the nature of taxes, and withholdings and deductions on account of tax, in each case whether of the UK or elsewhere and whenever imposed and all related penalties, charges and interest payable in connection therewith (including, for the avoidance of doubt, in respect of any administrative compliance matters relating to such taxation), regardless of whether or not any such amounts are directly or primarily chargeable against, recoverable from or attributable to the Company (as the case may be) or any other person, or the Company has, or may have, any right of reimbursement against any other person, regardless of whether or not any such amounts are directly or primarily chargeable against, recoverable from or attributable to a Party to this Agreement or any other person, or the relevant Party to this Agreement has, or may have, any right of reimbursement against any other person;

“Theon Director” has the meaning given in Clause 4.2;

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“Third Party Purchaser” means a bona fide third party purchaser who is not an Affiliate of any Shareholder or acting in concert with a Shareholder or any of its Affiliates;

“Third Party Purchaser Offer” has the meaning given in Clause 12.1;

“Total Investment Amount” means the aggregate amount of funds contributed or otherwise paid by Theon to the Company and/or any of its Subsidiaries of any kind including, without limitation, any subscription amount for Shares or other securities or any loan or financing amount;

“Transaction Documents” means this Agreement, the Subscription Agreement, the disclosure letter given in connection with the Subscription Agreement, and all other documents entered into in accordance with the terms set out therein;

“Transfer Notice” has the meaning given in Clause 12.1;

“Transfer Terms” means the terms set out in Schedule 2 (Transfer Terms);

“Valuer” means a valuations practitioner in an internationally recognised professional services firm;

“Vendor” means the seller of any Shares in accordance with the terms of this Agreement; and

“Working Hours” means 9.30 am to 5.30 pm in the relevant location on a Business Day.

1.2	In this Agreement:

1.2.1	any reference to this Agreement includes the Schedules to it each of which forms part of this Agreement for all purposes;

1.2.2	references to this Agreement shall be construed as references also to any separate or independent stipulation or agreement contained in it;

1.2.3	the contents page and headings in this Agreement are for convenience only and shall not affect its interpretation;

1.2.4	references to any document (including this Agreement) or a provision of any document includes such document or provision thereof as amended or supplemented in accordance with its terms, and whether or not such other document or provisions thereof is or becomes ineffective for any reason;

1.2.5	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced, provided that in the case of amendments, consolidations, modifications, re-enactments or replacements made after the date of this Agreement the same shall not have effected a substantial change to that enactment, statutory provision or subordinate legislation;

1.2.6	words in the singular shall include the plural and vice versa, and references to one gender include other genders;

1.2.7	a reference to a person shall include a reference to any individual, firm, company or other body corporate, an individual’s executors or administrators, Governmental Authority, unincorporated association, trust or partnership (whether or not having separate legal personality);

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1.2.8	a reference to a particular person shall include a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

1.2.9	a reference to a Clause, paragraph, Schedule (other than to a schedule to a statutory provision) or Recital shall be a reference to a Clause, paragraph, Schedule or Recital (as the case may be) of or to this Agreement;

1.2.10	if a period is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

1.2.11	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

1.2.12	a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed in section 1159 and Schedule 5 Companies Act 2006 or it is a subsidiary undertaking as defined in section 1162 and Schedule 7 Companies Act 2006;

1.2.13	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

1.2.14	words and expressions defined in the Companies Act 2006 shall bear the same meaning as in that Act, unless expressly provided otherwise;

1.2.15	references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

1.2.16	the term “assets” includes present and future properties, revenues and rights of every description;

1.2.17	the term “liabilities” includes liabilities and obligations of whatsoever nature (including in respect of any claims for interest), whether present or future and whether known or unknown and whether arising from or affected by any change in the law or any other change of circumstance of any sort, and “liability” shall be construed accordingly;

1.2.18	a reference to “USD”, “US$” “$” or “Dollars” is to the lawful currency of the United States of America; and

1.2.19	a reference to a Shareholder is to that Shareholder or to any transferee of its Shares (from that Shareholder or otherwise) pursuant to Clause 11.

1.3	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. The terms “other”, “or otherwise”, “whatsoever”, “including”, “include”, “for example” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words accompanying those terms.

1.4	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

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2.	BUSINESS AND OBJECTIVES

2.1	It is the intention of the Parties that at all times during the continuance of this Agreement the business of the Company shall be confined to the Business.

2.2	Each Shareholder undertakes to exercise its voting and any other rights attaching to the Shares and its rights pursuant to this Agreement to:

2.2.1	promote the interests of the Company in connection with the Business and procure that the Business is conducted by the Company:

(A)	in accordance with the Business Plan and Budget;

(B)	on sound commercial principles;

(C)	in accordance with Applicable Laws and the Articles; and

(D)	in a way that would be most likely to promote the success of the Company;

2.2.2	procure that the Board determines the general policy of the Company in the carrying on of the Business in accordance with the express provisions of this Agreement and of the Articles;

2.2.3	procure that the Company is operated and managed consistently with this Agreement and complies with the restrictions imposed upon it under its Articles; and

2.2.4	to procure, so far as it is able to do so, that any Director appointed by it shall act and vote in relation to the affairs of the Company (subject always to the fiduciary duties of the directors to the Company) to ensure that the Business and all the affairs of the Company are carried on in a proper manner to promote the success of the Company and in compliance with the provisions of this Agreement.

3.	MANAGEMENT OF THE COMPANY

3.1	The Shareholders agree that the management of the Company shall be performed by:

3.1.1	the general meeting of Shareholders:

3.1.2	the Board; and

3.1.3	the managing director of the Company (the “Managing Director”), in each case in accordance with this Agreement and the Articles (provided that the latter are at all times to the fullest extent permitted by Applicable Law in conformity with this Agreement).

Managing Director

3.2	At Completion, the Managing Director is Andrew McCue.

3.3	The Managing Director shall have responsibility for the day-to-day operations of the Company save where required by Clause 6.

3.4	With respect to any future Managing Director in replacement of the person listed in Clause 3.2, the Managing Director shall be appointed in accordance with the following:

3.4.1	Kopin shall notify Theon of its preferred candidate for the position of Managing Director, and shall present such individual’s qualifications to Theon for consideration, including a summary of such individual’s qualifications and experience;

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3.4.2	Theon shall consider the individual in good faith and shall have a period of ten (10) Business Days to notify Kopin of any concerns with any of such individuals’ appointment;

3.4.3	if and to the extent that Theon:

(A)	does not express any concerns within such timeframe, Theon shall be deemed to have accepted such candidate as Managing Director and Clause 3.5 shall apply; or

(B)	expresses concerns about the individual notified pursuant to this Clause 3.4, Kopin and Theon shall discuss such concerns in good faith;

3.4.4	where Clause 3.4.3(B) applies and Theon continues to have concerns, Kopin shall identify one other potential candidate for the role of Managing Director and the process in Clauses 3.4.1 to 3.4.3 (inclusive) shall be repeated; and

3.4.5	after complying with Clause 3.4.4, Theon shall be required to notify Kopin of its preference of the two candidates Kopin has presented for appointment pursuant to Clause 3.5.

3.5	The Shareholders shall procure that the person nominated by Kopin for the position of Managing Director from time to time, having complied with the provisions of Clause 3.4 including any election by Theon pursuant to Clause 3.4.5, is appointed as Managing Director.

3.6	The Shareholders agree and acknowledge that the Managing Director may only be removed or terminated with the prior consent of Kopin (following prior reasonable consultation with Theon).

3.7	Prior to the hiring of any chief financial officer or chief operating officer of the Company, Kopin shall notify Theon of its preferred candidate for such position, and shall present such individual’s qualifications to Theon for consideration, including a summary of such individual’s qualifications and experience, following which Kopin shall reasonably consult with Theon ahead of hiring or removing any such person, taking its view into account within the overall decision making process.

Relationship between this Agreement and the Articles

3.8	Each of the Parties agrees that nothing contained in this Agreement shall be deemed to constitute an amendment to the Articles.

3.9	If, during the continuance of this Agreement, there is any conflict between the provisions of this Agreement and of the Articles, then as between the Shareholders, during such period, the provisions of this Agreement shall prevail and the Shareholders shall take such action as is necessary to amend the Articles accordingly save as otherwise required by Applicable Law.

3.10	Each of the Parties agrees that at all times while this Agreement is in force and effect it shall fully and punctually perform and comply with all rights and obligations on its part under the Articles.

3.11	It is agreed that it is the intention of each of the Parties that the effect of the undertaking contained in Clause 3.10 is that (subject to Clause 3.9) each provision of the Articles shall be enforceable by the Parties between themselves and in whatever capacity.

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Subsidiaries

3.12	If and to the extent that the Company incorporates or otherwise acquires a Subsidiary in accordance with the terms of this Agreement, unless otherwise agreed by the Shareholders:

3.12.1	each Party undertakes to procure as far as it is able by the exercise of voting rights and other powers of control available to it that the Directors appointed to the Board from time to time shall be appointed as directors of each Subsidiary and that no other persons shall be appointed directors of any Subsidiary (subject to any mandatory requirements of Applicable Law in the Subsidiary’s jurisdiction of incorporation); and

3.12.2	the provisions of this Agreement shall apply in respect of such Subsidiary subject only to necessary changes in relation to each Subsidiary as they apply to the Company, so that for this purpose references to the ‘Board’, the ‘Articles’ and the ‘Directors’ shall be deemed to include references to the board, the articles of association (or equivalent document) and the directors of each Subsidiary.

4.	THE BOARD

Rights of the Shareholders to appoint the Directors

4.1	Unless otherwise agreed by the Shareholders, the Board shall have four Directors, of whom:

4.1.1	Kopin shall be entitled to nominate two (2) Directors to the Board by notice to the Company for so long as it holds Shares, with one (1) such Director being the Managing Director; and

4.1.2	Theon shall be entitled to nominate two (2) Directors to the Board by notice to the Company for so long as it holds Shares, such Directors as of Completion being *** and ***.

4.2	The Shareholders shall procure that the persons so nominated from time to time are appointed as Directors and each Director appointed following nomination by Kopin shall be a “Kopin Director”, and each Director appointed following nomination by Theon shall be a “Theon Director”. For the purposes of this Agreement, a Director shall be deemed to have been appointed by a Shareholder if he is appointed as a Director following his nomination for appointment to the Board by the relevant Shareholder as contemplated by this Clause 4.

4.3	Each Shareholder may at any time require any Director appointed by it to be removed or replaced by written notice to the Company. A Shareholder must give such notice to remove its Director(s) within five (5) Business Days of it ceasing to hold Shares. The Shareholders shall procure that any such removal or replacement is made in accordance with this Agreement and the Articles as soon as possible after the relevant notice is delivered to the Company.

4.4	Any Director appointed by a Shareholder under this Clause 4 may be removed or replaced only in accordance with this Clause 4. The Shareholder nominating a Director to be removed in accordance with Clause 4.3 shall indemnify the Company for any liability arising from any such removal.

4.5	Any vacancies on the Board due to the removal, death, resignation or incapacity of a Director or other refusal or inability of a Director to serve shall be filled by a person nominated for appointment by the Shareholder responsible for the appointment of the person who is to be replaced.

Chairperson

4.6	Kopin shall be entitled to nominate one (1) of the Kopin Directors to be Chairperson of the Board. The Shareholders shall procure that the Directors shall elect such person to act as the Chairperson of the Board.

4.7	The Chairperson shall, in the event of an equality of votes between the Directors, have an additional or casting vote.

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Representation

4.8	Each Director may appoint an alternate director for himself in accordance with the Articles and Applicable Law.

Remuneration

4.9	The Directors shall not be entitled to receive fees or other emoluments from the Company in connection with the performance of their duties as Directors other than reasonable and properly documented out of pocket expenses incurred in the performance of their duties as Directors.

Confidentiality

4.10	Subject to Clause 4.11, each Shareholder shall procure that any Director appointed by it shall keep confidential (as contemplated by Clauses 20.2 and 20.3) all Confidential Information.

4.11	The Shareholders and the Company agree that any Director shall be entitled to pass any information relating to the Company, the Business or affairs of the Company that they receive in their capacity as a Director to any Shareholder that appointed him or her, and neither the other Shareholder nor the Company shall raise any objection to such passing of information nor allege any breach of any duty of confidence to the Company as a result of such action. Each Shareholder shall use the information only in connection with its interest in the Company, and shall not (unless it is under a legal or regulatory obligation to do so and then only to the extent so required) use the information in any way which is detrimental to the Company or to the other Shareholders or to the Business.

Compliance

4.12	Each Shareholder shall procure that any Director appointed by it shall, while that person is a Director, comply with all terms and conditions set out in this Agreement, the Articles, Applicable Law and all resolutions of the Board.

Board Meetings

4.13	Board meetings shall be held at least four (4) times each year, and once in each calendar quarter. Any Director shall be entitled to require the Company to convene a meeting of the Board by giving written notice to the Company in which case the Company shall ensure that such meeting is promptly called in accordance with the provisions of this Agreement and the Articles.

4.14	At least five (5) Business Days written notice shall be given to each of the Directors and the Shareholders of all Board meetings (unless all of the Directors agree in writing to shorter notice in respect of any particular Board meeting).

4.15	Each notice of a Board meeting shall be sent to each Director and each Shareholder and shall specify:

4.15.1	a reasonably detailed agenda setting out the matters to be discussed at the meeting;

4.15.2	be accompanied by any relevant papers; and

4.15.3	be sent by email or courier if sent to an address outside the United Kingdom.

4.16	Unless otherwise specified in this Agreement, the quorum for a Board meeting shall be satisfied if at least one Kopin Director and one Theon Director are present (or represented) and entitled to vote at the time the relevant business is transacted. Directors shall be regarded as present for quorum purposes if represented by an alternate Director.

4.17	If a quorum is not present within half an hour of the scheduled time of the meeting (or ceases to be present for half an hour), the Board meeting shall be adjourned, to be held five (5) Business Days later at the same time and place (unless all Directors agree otherwise), provided that the quorum for any adjourned meeting shall be any two (2) Directors.

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4.18	A meeting of the Directors may consist of a telephone or video conference between Directors or such other mechanism some or all of whom are in different places provided that each Director who participates is able to clearly communicate with each of the other participating Directors attending the meeting, and, if he so wishes, to address all of the other participating Directors simultaneously, howsoever effected. A meeting held as described in this Clause 4.18 shall be deemed to take place at the place where the largest group of participating Directors is assembled (or in the event all Directors are in different locations, the location of the Managing Director), and the Parties shall procure so far as they are able that, unless otherwise agreed by the Shareholders, all meetings of Directors are held or deemed pursuant to this Clause 4.18 are held in the United Kingdom.

4.19	The Shareholders shall use their reasonable endeavours to ensure that Directors appointed or requested to be appointed by them attend Board meetings that they have received notice of in accordance with Clause 4.14.

Voting at Board meetings

4.20	Each Director shall have one vote save that a Director who is also a proxy shall be entitled, in the absence of his appointor to a separate vote on behalf of each appointor in addition to his or her own vote.

4.21	All business arising at any Board meeting shall be determined by resolution passed by a majority of the total votes of all Directors present and voting. Decisions of the Board may be taken by written resolution where permitted under Applicable Law.

4.22	Unless otherwise agreed by all Directors, no business shall be taken at a Board meeting unless it has been included within the agenda provided ahead of such meeting in accordance with Clause 4.15.

Committees

4.23	The Directors may by unanimous resolution delegate any of their powers to a committee consisting of at least two (2) Directors, at least one of whom must be a Theon Director. Decisions of a committee shall be taken by unanimous resolution.

4.24	Save as otherwise agreed by the Shareholders or specified in Clause 4.23, the provisions of this Agreement and the Articles with respect to the regulation of meetings of the Board shall apply, mutatis mutandis, to meetings of any committee.

Conflict Matters

4.25	Each Shareholder shall procure that upon receipt of a Board meeting agenda referred to in Clause 4.15 above, each of its appointed Directors shall consider promptly whether the agenda contains a Conflict Matter, acting in good faith.

4.26	If any Director considers that the relevant agenda contains a Conflict Matter or a Related Party Matter in respect of which he/she is a Conflicted Director, then he/she shall notify the other Directors no later than the start of the relevant Board meeting and, in the case of a Conflict Matter, withdraw from the Board meeting whilst the matter is considered by the Non-Conflicted Directors. In the case of any Related Party Matter, the relevant Director(s) may proceed to vote on such matter and participate in any corresponding discussions provided he or she has made full disclosure as such in accordance with this Clause 4.26.

4.27	If any Director considers that any other Directors are Conflicted Directors in relation to a Conflict Matter in respect of which no notification has been given by such other Directors in accordance with Clause 4.26 that they are Conflicted Directors, then he/she shall notify those other Directors of that fact no later than the start of the relevant Board meeting. If those other Directors agree that they are Conflicted Directors in respect of the Conflict Matter, they shall withdraw from the Board meeting whilst the Conflict Matter is considered by the Non-Conflicted Directors in accordance with the remaining provisions of this Clause 4.

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4.28	If any Directors who have received notice in accordance with Clause 4.27 that they are considered by another Director to be Conflicted Directors do not agree that they are Conflicted Directors, they shall notify all Directors in writing (or orally at the relevant Board meeting) of that fact as soon as practicable and in any event no later than the time when consideration of the Conflict Matter at the Board meeting is intended to commence. If agreement as to whether they are Conflicted Directors cannot be reached among the Directors before the time when consideration of the Conflict Matter at the Board meeting is intended to commence:

4.28.1	the Conflict Matter shall be withdrawn from the agenda; and

4.28.2	the Directors shall consider whether any Directors are Conflicted Directors in respect of the Conflict Matter further following the relevant Board meeting.

4.29	If agreement amount the Directors as to whether any Directors are Conflicted Directors cannot be reached pursuant to Clause 4.28.2 within ten (10) Business Days after the date of the relevant Board meeting, the Shareholders shall refer the matter to a King’s Counsel agreed upon by the Shareholders or, in the absence of agreement within a period of five (5) Business Days after the expiration of the ten (10) Business Day period, a King’s Counsel selected as soon as practicable by the Chairman of the Bar Council of England and Wales for the time being on the application of either Shareholder. The Shareholders shall instruct the King’s Counsel to determine the issue within twenty (20) Business Days, acting as expert, not arbitrator. The decision of the King’s Counsel shall be final and binding (save for manifest error) and the fees and costs shall be apportioned between the Shareholders in such proportions as the King’s Counsel may determine, acting equitably.

4.30	Within ten (10) Business Days of the decision of the King’s Counsel referred to in Clause 4.29 above, the Conflict Matter shall be considered at a newly convened Board meeting. If the King’s Counsel shall have determined that the Conflict Matter is a Conflict Matter, then the provisions of Clause 4.26 shall apply to such newly convened Board meeting (or to such part of the Board meeting as relates to the Conflict Matter).

4.31	The Directors shall not be Conflicted Directors in respect of any Related Party Matter to the extent disclosed in accordance with Clause 4.26.

5.	MEETINGS OF SHAREHOLDERS OF THE COMPANY

5.1	Shareholders’ meetings shall take place in accordance with the Articles and Applicable Law at the Company’s principal place of business or such other place as the Shareholders may agree from time to time.

5.2	At least ten (10) clear days’ written notice (excluding the day on which the notice is given and the day on which the meeting is held) shall be given to the Shareholders of any Shareholders’ meeting, unless each Shareholder approves a shorter notice period.

5.3	The quorum at a Shareholders’ meeting shall be one representative of each of Kopin and Theon. If a quorum is not present within half an hour of the time appointed for the Shareholders’ meeting (or ceases to be present for half an hour), the chairperson of the Shareholders’ meeting shall adjourn the meeting to a specified place and time no less than five (5) Business Days and no more than ten (10) Business Days after the original date. Notice of the adjourned Shareholders’ meeting shall be given by the Company and, without prejudice to Clause 6, the quorum at any adjourned Shareholders’ meeting shall be one representative of each of Kopin and Theon.

5.4	Except where required by Clause 6 or as a matter of Applicable Law, the Shareholders shall decide on matters by a simple majority vote with each Shareholder having one vote for each Share held.

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5.5	Each Shareholder undertakes that it shall not at any time appoint more than one proxy or corporate representative to represent it at any Shareholders’ meeting.

6.	RESERVED MATTERS

Shareholder Reserved Matters

6.1	The Parties shall procure that the Company shall not do or permit to be done, and the Shareholders shall use their powers to ensure so far as they are legally able that no action or decision is taken (whether by the Board or any of their officers, employees or directors or any person on such persons behalf) in relation to, or anything the effect of which is analogous or similar in substance to any Shareholder Reserved Matter without the prior written consent of the Shareholders. The Shareholder Reserved Matters shall apply equally to any matters undertaken by a Subsidiary as if references to ‘the Company’ included any such Subsidiary.

Board Reserved Matters

6.2	The Parties shall procure that the Company shall not do or permit to be done, and the Shareholders shall use their powers to ensure so far as they are legally able that no action or decision is taken (whether by the Board or any of their officers, employees or directors or any person on such persons behalf) in relation to, or anything the effect of which is analogous or similar in substance to any Board Reserved Matter without the prior approval of the Board. The Board Reserved Matters shall apply equally to any matters undertaken by a Subsidiary as if references to ‘the Company’ included any such Subsidiary.

General

6.3	An approval is not required pursuant to Clause 6.1 or 6.2 (as applicable) to the extent that the matter:

6.3.1	has been expressly agreed and is carried out in accordance with the terms set out in this Agreement; and

6.3.2	is expressly provided for in the then current Business Plan or Budget (each as approved in accordance with the terms of this Agreement).

6.4	For the purpose of Clause 6.1, a Director appointed by a Shareholder shall be deemed authorised to provide such Shareholder’s consent where required provided that any such approval is expressly given in response to a request to approve a Shareholder Reserved Matter and such approval is recorded in written form.

6.5	To the extent that any Shareholder, acting reasonably and in good faith, is of the view that any of the materiality thresholds set out in Schedule 6 are insufficient and give rise to consents being required on a frequent and repetitive basis which impedes undertaking the Business in the ordinary course, it may notify the other Shareholder and the Shareholders shall, acting reasonably, discuss and agree any required increase to such materiality threshold.

7.	DEADLOCK

7.1	If:

7.1.1	a meeting of the Shareholders is unable to adopt a resolution approval required for any Shareholder Reserved Matter or otherwise any matter requiring the prior consent of both Shareholders under the terms of this Agreement or Applicable Law at two consecutive meetings held not less than ten (10) Business Days apart and within forty (40) Business Days of the matter first being considered by the Shareholders;

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7.1.2	a written resolution of the Shareholders required for approval of any Shareholder Reserved Matter or otherwise any matter requiring the prior consent of both Shareholders under the terms of this Agreement or Applicable Law is not approved on two consecutive occasions;

7.1.3	any draft business plan or budget is not agreed between the Shareholders in accordance with Clause 8.9 and the provisions of Clause 8.12 applies; or

7.1.4	a Default Notice has been issued to a Defaulting Shareholder in accordance with Clause 15,

an initial deadlock shall be deemed to have occurred.

7.2	Where an initial deadlock has occurred pursuant to Clause 7.1, either Shareholder may give notice to the other Shareholder specifying that in its opinion there is an initial deadlock (“Deadlock Notice”) and identifying the matter over which they are deadlocked and their proposal for resolving the Deadlock. If more than one Deadlock Notice is served in respect of the same initial deadlock, only the first to be served shall be effective.

7.3	Upon the Deadlock Notice being given, the Shareholders shall forthwith refer the matter in writing to their respective Nominated Representatives for their determination within twenty (20) Business Days of the date of the Deadlock Notice (the “Negotiation Period”). The Shareholders shall, and shall procure that their Nominated Representatives shall, use their reasonable endeavours to negotiate in good faith in an effort to resolve the subject matter of the Deadlock Notice within the Negotiation Period and, without limitation, such reasonable endeavours shall include attending any meetings convened on reasonable notice by either of the Shareholders to seek to discuss the resolution of the subject matter of the Deadlock Notice.

7.4	If at the end of the Negotiation Period, the Nominated Representatives have not reached a written agreement on the matter identified in the Deadlock Notice, a deadlock shall be deemed to have occurred (a “Deadlock”) in respect of the relevant matter, and:

7.4.1	where the Deadlock relates to the approval of any Shareholder Reserved Matter or any other matter requiring the agreement of both Shareholders (including, without limitation, in respect of the approval of any draft business plan or budget), the Parties shall not proceed with the relevant action; and

7.4.2	where the Deadlock relates to a Default Notice issued pursuant to Clause 15 only, the Other Shareholder may proceed to issue a Call Option Notice in accordance with Clause 15.5.

7.5	All rights of the Shareholders in respect of the dispute are and shall remain fully reserved and the entire mediation, including all documents produced or to which reference is made, discussions and oral presentations, shall be strictly confidential to the Shareholders and shall be conducted on the same basis as “without prejudice” negotiations, privileged, inadmissible, not subject to disclosure in any other proceedings whatever and shall not constitute any waiver of privilege whether between the Shareholders or between either of them and a third party. Nothing in this Clause 7.5 shall make any document privileged, inadmissible or not subject to disclosure which would have been disclosable in any reference to arbitration commenced pursuant to Clause 22. Nothing in this Clause shall prevent the parties referring to the fact that they have conducted a mediation in any proceedings relating to the dispute.

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Continuation of Business

7.6	The Shareholders shall procure that while a Deadlock continues, the Business shall run in the ordinary course. During such period, no decisions outside the ordinary course of business may be made by the Shareholders or the Board.

7.7	The dispute settlement provisions in Clause 22 do not apply to any Deadlock except to the extent that the Deadlock relates to the interpretation of this Agreement or the rights and obligations of any Party pursuant to this Agreement.

8.	FINANCIAL MATTERS AND INFORMATION

Auditors

8.1	The auditors of the Company shall be *** or such other auditors as may be approved by the Board.

Financial year

8.2	The Company’s financial year shall be 1 January to 31 December.

Information

8.3	The Company undertakes to each of the Shareholders that it will:

8.3.1	allow each of the Shareholders to examine the books, records and accounts of the Company; and

8.3.2	supply each of the Shareholders with all information, including copies of all published accounts, Directors’ reports, monthly management accounts and operating statistics and other trading and financial information, notices of meetings of the Company and all other circulars and notices issued or given to members of or those dealing with the Company, relating to the Business or otherwise to the affairs and financial or other position of the Company.

8.4	Without limiting Clause 8.3, the Company shall supply the Shareholders with copies of:

8.4.1	a Business Plan and Budget for each financial year, approved in accordance with Clauses 8.6 – 8.12 (inclusive);

8.4.2	a quarterly report on the business and financial status of the Company, as soon as reasonably practicable after the end of each quarter and in any event within thirty (30) days thereafter;

8.4.3	a quarterly report on key performance indicators on operational and technical matters (including capacity, orders, backlog, leads, HR KPIs and legal, dispute and claim related matters);

8.4.4	quarterly financial statements of the Company on an individual entity basis, as soon as reasonably practicable after the end of the quarter and in any event within thirty (30) days thereafter, beginning with half-year financial statements;

8.4.5	annual financial statements of the Company, prepared in accordance with IFRS, in respect of each financial year of the Company, as soon as reasonably practicable after the end of each financial year and in any event within the period specified by Applicable Law and in any event no later than sixty (60) calendar days after the end of each financial year;

8.4.6	a summary of any matters which may have a material adverse effect on the Company’s financial situation promptly after becoming aware of such matters; and

8.4.7	such other information as a Shareholder may reasonably request in order to comply with its tax, accounting, or regulatory requirements or as otherwise required to comply with Applicable Law.

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Audits and Review

8.5	The Company undertakes to each of the Shareholders that it will allow each of the Shareholders from time to time (at such Shareholder’s own cost) to carry out an audit or review of the Business and any other affairs of the Company and to designate a person to carry out such audit or review on such Shareholder’s behalf. Such person (which may, but need not be, the Shareholder itself, the auditors or an adviser, consultant or contractor of the Shareholder) shall be entitled (subject to the provisions of Clauses 20.2 and 20.3 (Confidentiality):

8.5.1	to visit and inspect any premises of the Company and to discuss the affairs, finances and accounts of the Company with its officers and employees; and

8.5.2	to inspect and request and retain copies of any books, records or other documents relating to the Business or any other affairs of the Company,

provided that: (A) the relevant Shareholder provides not less than ten (10) Business Days’ prior notice; (B) any person acting on behalf of the Shareholder enter into a customary non-disclosure agreement with the Company; and (C) any such access may be granted in such a manner as the Company determines reasonably necessary to minimise the interruption to the Company’s operations.

Budget and Business Plan

8.6	No later than thirty (30) Business Days before the commencement of each financial year, unless agreed otherwise, the Company shall produce to each of the Shareholders a draft budget, the form of which shall: (i) where applicable, be prepared in accordance with IFRS accounting standards; (ii) identify the projects and/or products of Theon individually; and (iii) on a basis consistent with the Budget in Schedule 7 save as otherwise agreed between the Shareholders.

8.7	No later than thirty (30) Business Days before the commencement of each financial year, unless agreed otherwise, the Company shall produce to each of the Shareholders a draft business plan, the form of which shall: (i) where applicable, be prepared in accordance with IFRS accounting standards; (ii) identify the projects and/or products of Theon individually; and (iii) on a basis consistent with the Budget in Schedule 7 save as otherwise agreed between the Shareholders.

8.8	Within ten (10) Business Days following receipt by the Shareholders of each draft budget or draft business plan pursuant to Clause 8.6 or 8.7 (as applicable), each Shareholder shall be entitled to request such further information as may reasonably be necessary in order for such Shareholder to reach an informed view as to the content, reasonableness and prudence of the draft budget or draft business plan. Any such request shall be made in writing and be copied to each Party. The Company shall, insofar as it is able to do so, comply with any such request within five (5) Business Days of its receipt and shall copy its response to each Shareholder.

8.9	Following receipt by the Shareholders of each draft budget or draft business plan pursuant to Clause 8.6 or 8.7 (as applicable) and, as appropriate, any further information supplied pursuant to Clause 8.8, the Shareholders shall consult upon the content of such draft budget or draft business plan and shall each use reasonable endeavours to reach agreement as to the contents of such draft budget or draft business plan.

8.10	If the Shareholders agree on the draft budget or draft business plan (with such amendments as agreed (if any)) then they shall inform the Company and such draft budget or business plan shall be approved and adopted as the Budget or Business Plan. If they fail to agree within one month of the submission of the draft business plan or budget the provisions of Clause 8.12 shall apply.

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Amendments to Budgets and Business Plans

8.11	During the course of any financial year, the Company may from time to time request changes to be made to the Budget or Business Plan. Any such request shall be made in writing to each Shareholder, and, for the purposes of endeavouring to agree any such change, the request shall be treated as if it formed part of a draft budget or draft business plan provided that no such prior approval of the Shareholders shall be required to the extent that any variation to the existing Budget or Business Plan does not meet the threshold set out in paragraph 4 of Part A of Schedule 6.

Disputed Budgets and Business Plans

8.12	In the event of any dispute between, or failure to agree amongst, the Shareholders as to the form or content of any draft budget or draft business plan (including any proposed revision pursuant to Clause 8.11):

8.12.1	the existing Budget or Business Plan shall continue in effect;

8.12.2	pending resolution of the dispute or failure to agree the Company shall not be entitled to carry out any activities which are the subject of dispute, except in so far as necessary in order to comply with legally binding obligations which it has previously incurred in accordance with this Agreement or insofar as the carrying out of such activities falls within the terms of any previous approved Budget or Business Plan; and

8.12.3	the provisions of Clause 7 shall apply.

First Business Plan and Budget

8.13	The Business Plan and Budget for the first four (4) year(s) following Completion is set out in Schedule 7.

Allocation of Subscription Proceeds

8.14	The Shareholders shall procure (using their powers to ensure so far as they are legally able, whether by the Board or any of their officers, employees or directors or any person on such persons behalf) that the Company shall allocate the proceeds paid under the terms of the Subscription Agreement to the Company’s capital expenditures and personnel costs, specifically but without limitation to the development, STTEs and manufacture or assembly related to the ***, ***, and ***, each as set out in the Business Plan as set out in Schedule 7 (as may be amended and updated in accordance with this Clause 8) and without prejudice to the future development of additional products or components thereof.

Dividend Policy

8.15	The Shareholders acknowledge and agree that on an annual basis (until a positive Profitability Determination has been made by the Shareholders and the Dividend Policy has been adopted) and contemporaneously with the determination of the Business Plan and Budget for the next financial year pursuant to Clauses 8.6 – 8.12 (inclusive), the Shareholders shall, each acting reasonably and in good faith, seek to determine whether the Business is profitable for the current financial year (the “Profitability Determination”). For the purpose of this Clause 8.15, the Company shall be considered “profitable” where: (i) it has net profits for the then current financial year after payment of any required costs for such year (including interest, Taxes, depreciation and amortisation); and (ii) its assets exceeding its total liabilities for the relevant period.

8.16	Upon each of the Shareholders giving a positive Profitability Determination in respect of any financial year, the Shareholders shall procure that the Company agrees and adopts a cash dividend policy as soon as possible thereafter and in any event prior to the end of the then current financial year (with each Party acting reasonably and in good faith in this regard) to govern the Company’s calculation and payment of any cash dividend or other distribution amount to the Shareholders from time to time (the “Dividend Policy”). For the purpose of determining the form and content of the Dividend Policy, each Shareholder agrees that the Dividend Policy will generally align with the terms of ….. dividend policy (details of which can be found at.***) with reference to the dividend payout ratio set out under the heading “***”.

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8.17	Following the adoption of the Dividend Policy pursuant to Clause 8.16, the Parties agree that:

8.17.1	it is their common intention that cash dividends shall be paid in respect of the Shares in each financial year;

8.17.2	nothing in Clauses 8.15 to 8.18 shall operate to oblige the Company to declare or pay a dividend where the Directors consider that the Company’s financial performance does not justify such payment; and

8.17.3	the Parties shall, each acting reasonably and in good faith, discuss any proposed amendments to the Dividend Policy from time to time, such amendments to be approved in accordance with Clause 6.1.

8.18	The Parties agree that whenever the amount of a dividend to be paid falls to be ascertained:

8.18.1	such determination shall be made in accordance with the Dividend Policy;

8.18.2	the Directors shall identify amounts which they consider, having regard to all other sources of funding available to the Company, should be retained in order to meet foreseeable commitments and contingencies, and to develop the Business in accordance with the approved Business Plan and Budget including, without limitation, the Company’s research and development budget; and

8.18.3	the Dividend Policy and any dividend amount to be paid to the Shareholders shall always be made in accordance with Applicable Law.

9.	ethics, bribery and corruption

9.1	With respect to any of the matters which are the subject of this Agreement or in connection with this Agreement or any matter resulting from it, each of the Parties warrants and undertakes that it and its group undertakings and any person acting on its or their behalf, including directors, officers, employees and agents (together, “Representatives”), either in private business dealings or in dealings with the public or government sector, directly or indirectly:

9.1.1	have not to the best of its knowledge and belief given, made, offered, or received (or agreed to give, make, offer or receive); and

9.1.2	will not give, make, offer or receive (nor agree to give, make, offer or receive),

any payment, gift or other advantage which: (i) would violate any ABC Laws; (ii) was intended to influence any person to act or reward any person for acting in breach of an expectation of good faith, impartiality or trust, or which it would otherwise be improper for the recipient to accept; or (iii) was made to or for a Public Official with the intention of influencing them and obtaining or retaining an advantage in the conduct of business (a “Corrupt Act”).

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9.2	With respect to any of the matters which are the subject of this Agreement or in connection with this Agreement or any matter resulting from it, each of the Parties undertakes that it and its Representatives will not:

9.2.1	request any action, inaction or services that would violate ABC Laws; or

9.2.2	receive, agree or attempt to receive the benefits of or profits from a crime or any Corrupt Act or agree to assist any person to retain the benefits of or profits from a crime or any Corrupt Act.

9.3	The Parties shall, without limiting the foregoing, procure that the Company complies with Export Control Laws.

10.	FINANCING

10.1	Financing for the Company and the sources of such financing shall be determined in accordance with Clause 6 or, to the extent not a Shareholder Reserved Matter, by the Board from time to time in accordance with the Business Plan and Budget.

10.2	The Shareholders shall not be required to provide any funding (whether debt, equity or otherwise) to the Company or to provide any guarantee or other security in relation to the obligations of the Company unless they agree to do so. If they agree to do so, they shall (unless otherwise agreed) provide the same funding or credit support at the same time and on the same terms and (in the case of funding) in their Equity Proportions.

11.	TRANSFERS OF SHARES

General restriction on transfers

11.1	Notwithstanding any other provisions of this Agreement:

11.1.1	no Shares nor any interest or right therein or in respect thereof shall be transferred to, conferred upon or become vested in any person other than the transfer of the whole legal and equitable title to such Shares carried out in accordance with this Agreement and the Articles;

11.1.2	no Shareholder shall, without the prior written consent of the other Shareholder, enter into any derivative arrangement referenced to any of its Shares or the rights attached to, or any benefits (economic or otherwise) or privileges pertaining to, any of its Shares; and

11.1.3	no Shareholder shall, without the prior written consent of the other Shareholder, transfer or otherwise dispose of or vest in another person any of its Shares (or any interest or right therein or in respect thereof) or create or allow to subsist any Encumbrance in respect of any of its Shares (or any interest or right therein or in respect thereof), or agree to do the same (other than Encumbrances arising pursuant to this Agreement or the Articles), unless:

(A)	it is expressly permitted or required to transfer its Shares pursuant to Clause 11.4 (Transfers to Affiliates); or

(B)	it sells or transfers its Shares in accordance with Clauses 12 (Right of First Refusal) to 14 (Drag Along Rights) (inclusive) following the expiry of the Lock-up Period; or

(C)	it is expressly permitted or required to transfer its Shares pursuant to Clauses 11.11-11.14 (inclusive) and Schedule 5; or

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(D)	it is expressly permitted or required to transfer its Shares pursuant to Clause 15.5 and Schedule 4.

11.2	For the purpose of Clause 11.1.3, a Shareholder may not unreasonably withhold its consent to the granting of an Encumbrance over Shares, where such Encumbrance is to be granted as part of a bona fide third party financing of such Shareholder’s corporate group requiring the granting of Encumbrances over the Shareholder’s assets including securities in its Affiliates.

Lock-up Period

11.3	The Shareholders shall not be permitted to transfer any Shares during the Lock-up Period save in the following circumstances:

11.3.1	unless otherwise agreed by the Shareholders in writing; or

11.3.2	following the delivery of a Put Option Notice pursuant to Clauses 11.11-11.12 (inclusive) and the provisions of Schedule 5; or

11.3.3	to an Affiliate pursuant to Clause 11.4; or

11.3.4	pursuant to Clause 15.5 and Schedule 4.

Transfers to Affiliates

11.4	Nothing in this Clause 11 shall prohibit a transfer by a Shareholder of its Shares to one of its Affiliates (including during the Lock-up Period) provided that:

11.4.1	the proposed transferee:

(A)	is not subject to and is not reasonably likely to be subject to any Insolvency Event;

(B)	executes a Deed of Adherence prior to the transfer taking place pursuant to Clause 11.10;

(C)	shall have demonstrated to the reasonable satisfaction of the other Shareholder that:

(1)	such transferee is an Affiliate of the transferor and that the ultimate beneficial owner(s) of the transferor will retain control over such transferee; and

(2)	no third party has any rights to exercise any Control over such transferee;

11.4.2	the transferring Shareholder gives at least ten (10) Business Days’ prior written notice of the transfer to the other Shareholder(s);

11.4.3	the transferring Shareholder provides to the other Shareholder(s) evidence that all Regulatory Approvals for the proposed transfer have been received or are not required and in this regard, the other Shareholder and the Company shall provide all reasonable support and information required to obtain any Regulatory Approvals; and

11.4.4	in the event that the transfer relates to some (and not all) of a Shareholder’s Shares, it shall be a condition of such transfer that the relevant transferee Affiliate enters into a voting undertaking to exercise any voting rights attached to such Shares in coordination with the original transferring Shareholder.

11.5	On a transfer of Shares to an Affiliate in accordance with Clause 11.4:

11.5.1	the original transferring Shareholder (but not a subsequent transferor in a series of such transfers) shall remain a party to this Agreement and shall be jointly and severally liable with the transferee under this Agreement as a Shareholder in respect of the transferred Shares;

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11.5.2	the transferring Shareholder shall procure that the transferee Affiliate complies with its obligations under the Deed of Adherence; and

11.5.3	each Shareholder shall procure that prior to any of its transferee Affiliates ceasing to be an Affiliate, or becoming subject to or being reasonably likely to be subject to an Insolvency Event, that Affiliate shall transfer all Shares held by it to such Shareholder (or another Affiliate of such Shareholder fulfilling the requirements of Clause 11.4).

11.6	Any person executing a Deed of Adherence in accordance with this Agreement shall be entitled to the rights provided for by this Agreement as if it were a party hereto for so long as they are registered as a Shareholder in respect of the Shares transferred to them.

Transfer Terms

11.7	All transfers or issues of Shares pursuant to this Agreement from one Shareholder to another except a transfer of Shares to an Affiliate in accordance with Clause 11.4 shall be made on the Transfer Terms, save to the extent that this Agreement expressly provides otherwise or the Shareholders otherwise agree in writing.

Prohibited Transfers

11.8	In no circumstances shall any Shares be transferred to a Restricted Transferee.

Marketing Notification

11.9	Each Shareholder undertakes that in the event it wishes to seek a Third Party Purchaser of its Shares, it shall, at the same time as commencing such process, notify the other Shareholder of its intention to do so and such other Shareholder may, without prejudice to the provisions of Clause 12, to make an offer to acquire such Shares.

Deed of Adherence

11.10	The Board shall refuse to register any transfer of Shares and shall not issue any Shares to any person (other than a Shareholder) who has not, prior to such transfer or issue, entered into an agreement in the form of the Deed of Adherence agreeing to be bound by the terms of this Agreement. Any reference to any such transferor in this Agreement shall be deemed to include a reference to the transferee as if named in this Agreement as a Party.

Put Option

11.11	In the event that Kopin receives an offer from any Restricted Counterpart to acquire securities in Kopin (whether as a result of any delisting, acquisition, subscription or otherwise) such that the Restricted Counterpart will Control Kopin by way of: (a) acquiring the right to exercise more than 50% of the voting rights in Kopin; or (b) comprising a majority of its officers and directors of Kopin (a “Restricted Counterpart Transfer”), Kopin shall give written notice of such offer to Theon as soon as possible thereafter (the “Restricted Counterpart Transfer Notice”).

11.12	Following receipt of the Restricted Counterpart Transfer Notice, Theon shall have the right at any time within five (5) Business Days after receiving the Restricted Counterpart Transfer Notice to give a notice to Kopin exercising its rights set forth in Schedule 5 (a “Put Option Notice”), following which the provisions of Schedule 5 shall apply.

11.13	For the avoidance of doubt:

11.13.1	any transfer of Shares following the delivery of a Put Option Notice pursuant to Clause 11.12 may occur during the Lock-Up Period;

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11.13.2	completion of the Restricted Counterpart Transfer shall not be subject to or otherwise conditional on the transfer of Theon’s Shares to Kopin in accordance with the provisions of Schedule 5; and

11.13.3	following the delivery of a Put Option Notice pursuant to Clause 11.12, neither Shareholder shall be required to consummate the transfer of its Shares in accordance with the provisions of Schedule unless and until the closing of the Restricted Counterpart Transfer.

11.14	Following circulation of any Restricted Counterpart Transfer Notice, to the extent that the Restricted Counterpart Transfer is aborted or otherwise terminated (howsoever caused), Kopin shall immediately notify Theon in writing and, to the extent that Kopin has delivered a Put Option Notice pursuant to Clause 11.12, such Put Option Notice shall be deemed automatically, irrevocably and unconditionally revoked and the provisions of Clauses 11.11-11.14 (inclusive) and Schedule 5 shall apply to any subsequent Restricted Counterpart Transfer.

12.	RIGHT OF FIRST REFUSAL

12.1	After the Lock-up Period expires, a Shareholder (the “Selling Shareholder”) may only transfer its Shares to a Third Party Purchaser, if it has first received an offer (a “Third Party Purchaser Offer”) from that Third Party Purchaser to purchase the Shares of the Selling Shareholder and makes a written offer (the “Transfer Notice”) to the Other Shareholder. The Transfer Notice shall specify:

12.1.1	the identity of the Third Party Purchaser; and

12.1.2	all of the Key Terms of the proposed transfer,

and the Selling Shareholder complies with the remaining provisions of this Clause 12 and has not given a Transfer Notice in the previous three (3) months.

12.2	Following receipt of a Transfer Notice, the Other Shareholder shall have the right at any time within ten (10) Business Days after receiving the Transfer Notice (the “ROFR Period”) to give a notice to the Selling Shareholder (the “ROFR Acceptance Notice”) accepting the offer to purchase the Selling Shareholder’s Shares on the Key Terms referred to in Clause 12.1.1.

12.3	If the Other Shareholder gives a ROFR Acceptance Notice within the ROFR Period, the Other Shareholder shall be bound to buy, and the Selling Shareholder shall be bound to sell to the Other Shareholder, the Selling Shareholder’s Shares on the Key Terms and in accordance with the Transfer Terms.

12.4	If the Other Shareholder does not give a ROFR Acceptance Notice within the ROFR Period, the Selling Shareholder may at any time within ninety (90) Business Days after the expiry of the ROFR Period transfer all of its Shares to the Third Party Purchaser that made the Third Party Purchaser Offer (and to no other Third Party Purchaser), provided that:

12.4.1	the transfer is on the Key Terms contained in the Transfer Notice, including but not limited to being for consideration no less than set out in the Transfer Notice (save that any notified conditions have been waived by between the transferor and transferee or are otherwise deemed to be no longer required under Applicable Law); and

12.4.2	if the transfer is not completed within the ninety (90) Business Day period referred to above, the Selling Shareholder shall not be entitled to transfer its Shares without serving a further Transfer Notice in accordance with this Clause 12, and subject further to Clause 13 (Tag Along Rights).

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12.5	A Transfer Notice and a ROFR Acceptance Notice shall each be governed by English law and be irrevocable.

12.6	This Clause shall not apply to a transfer of Shares made pursuant to Clause 13 (Tag Along Rights) or Clause 14 (Drag Along Rights).

13.	TAG ALONG RIGHTS

13.1	Within twenty (20) Business Days of receipt of a Transfer Notice from the Selling Shareholder, the Other Shareholder shall, provided that it has not given a ROFR Acceptance Notice, be entitled, by written notice to the Selling Shareholder (the “Tag Along Notice”), to require that the Selling Shareholder complies with Clause 13.2.

13.2	Upon delivery of a Tag Along Notice within the period specified in Clause 13.1:

13.2.1	subject to Clauses 13.2.2 and 13.2.3, the Other Shareholder shall be bound to participate in the transfer to the Third Party Purchaser in accordance with the terms and conditions set out in the Transfer Notice;

13.2.2	the Selling Shareholder shall use all reasonable endeavours to procure that the Third Party Purchaser purchases, or procures the purchase of, all the Shares held by the Other Shareholder at the same time and on (subject to Clause 13.3) the same Key Terms as the Third Party Purchaser purchases the Shares held by the Selling Shareholder and provided the consideration amount payable per Share is equal to the highest price per Share offered, paid or to be paid by the Third Party Purchaser for any Shares; and

13.2.3	the Selling Shareholder shall not complete the sale to the Third Party Purchaser unless the Third Party Purchaser acquires all the Shares of the Other Shareholder at the same time and (subject to Clause 13.3) on the same Key Terms as the Third Party Purchaser purchases the Shares held by the Selling Shareholder.

13.3	In connection with any transfer of Shares pursuant to Clause 13.2, the Other Shareholder shall not be required to make any representation or warranty to the Third Party Purchaser, other than as to: (i) good title to the Shares it transfers; (ii) the absence of any Encumbrance with respect to its Shares; and (iii) customary representations concerning its capacity and authority to undertake the proposed transfer of its Shares.

13.4	In accordance with the Articles, the Company shall procure that the Directors will not register any purported transfer of Shares in breach of the terms of this Agreement.

13.5	A Tag Along Notice shall be irrevocable and shall be governed by English law.

14.	DRAG ALONG RIGHTS

14.1	If Kopin is the Selling Shareholder and after giving a Transfer Notice, it does not receive a ROFR Acceptance Notice within the period specified in Clause 12.2 (Right of First Refusal) or a Tag Along Notice from the Other Shareholder within the period specified in Clause 13.1 (Tag Along Rights), then the Selling Shareholder shall be entitled, by written notice to the Other Shareholder in accordance with Clause 14.2 (the “Drag Along Notice”), to require that the Other Shareholder complies with Clause 14.3.

14.2	A Drag Along Notice shall specify the date on which each of the Selling Shareholder and the Other Shareholder shall sell its Shares to the Third Party Purchaser (or its nominee) (the “Transfer Date”), such date to be not less than ten (10) and not more than ninety (90) Business Days after the date of the Drag Along Notice.

14.3	Upon the delivery of a Drag Along Notice within the period specified in Clause 14.1, the Other Shareholder shall, unless the Drag Along Notice lapses in accordance with Clause 14.4, be bound to sell its Shares to the Third Party Purchaser on the Transfer Date and (subject to Clause 14.5) on the same Key Terms as the Third Party Purchaser purchases the Shares held by the Selling Shareholder and provided the consideration amount payable per Share is equal to the highest price per Share offered, paid or to be paid by the Third Party Purchaser for any Shares.

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14.4	If the Other Shareholder and the Selling Shareholder do not each complete the transfer of their Shares to the Third Party Purchaser by the Transfer Date (other than due to default by the Other Shareholder), the Drag Along Notice shall automatically expire.

14.5	In connection with any transfer of Shares pursuant to Clause 14.3, the Other Shareholder shall not be required to make any representation or warranty to the Third Party Purchaser, other than as to: (i) good title to the Shares it transfers; (ii) the absence of any Encumbrance with respect to its Shares; and (iii) customary representations concerning its capacity and authority to undertake the proposed transfer of its Shares.

14.6	Completion of the sale and purchase of the Shares of the Other Shareholder following service of a Drag Along Notice shall take place on the same date as, and shall be conditional upon the completion of, the sale and purchase of the Selling Shareholders’ Shares.

14.7	A Drag Along Notice shall be irrevocable and shall be governed by English law.

15.	DEFAULT

15.1	A Shareholder commits an event of default (an “Event of Default”) if:

15.1.1	it does not pay any amount payable by it pursuant to this Agreement in the manner in which it is expressed to be payable in this Agreement and that failure is not remedied within thirty (30) Business Days of the other Shareholder sending it written notice of such failure;

15.1.2	it (or the person that transferred Shares to it or one of its predecessors in title pursuant to Clause 11.4 (Transfer to Affiliates)) commits a material breach of this Agreement and the breach is not capable of being remedied or is not remedied within thirty (30) Business Days of the other Shareholder sending it written notice requiring it to remedy the breach;

15.1.3	it transfers it Shares in breach of Clause 11.1 (General restriction on transfers) and the breach is not capable of being remedied or is not remedied within thirty (30) Business Days of the other Shareholder sending it written notice requiring it to remedy the breach;

15.1.4	it becomes subject to an Insolvency Event;

15.1.5	it becomes the subject of Sanctions or a Sanctioned Person; or

15.1.6	it, or its Affiliate, is found to be in breach of Export Control Laws and such breach does or is otherwise reasonably expected to materially impact the financial performance or continued operation of the Business when taken as a whole.

15.2	Each Shareholder undertakes to notify the other Shareholder(s) and the Company in writing if:

15.2.1	it commits a material breach of this Agreement in circumstances where no immediate Event of Default has occurred by virtue of the breach being capable of remedy; or

15.2.2	it does commit an Event of Default (including any Event of Default arising from a failure to remedy a material breach of this Agreement in accordance with Clauses 15.1.1 – 15.1.3 (as applicable)).

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15.3	If an Event of Default is committed by a Shareholder (the “Defaulting Shareholder”), the Other Shareholder may serve notice on the Defaulting Shareholder (a “Default Notice”) stating that it considers an Event of Default to have been committed by the Defaulting Shareholder. Receipt by the Other Shareholder of notice that an Event of Default shall have occurred shall not be a condition precedent to the giving of a Default Notice.

15.4	The Default Notice shall set out in reasonable detail the basis on which the Other Shareholder has concluded that an Event of Default has arisen in respect of the Defaulting Shareholder and shall notify the Defaulting Shareholder of the Other Shareholder’s intention to exercise its rights under this Clause 15.

15.5	Following the delivery of any Default Notice, the provisions of Clause 7 shall apply. To the extent that the matter giving rise to the Default Notice is not resolved in accordance with Clause 7 and within the time period set out therein, the Other Shareholder may give a Call Option Notice to the Defaulting Shareholder and the provisions of Schedule 4 shall apply (including, without limitation, to the extent arising during the Lock-up Period).

15.6	On any issue of a Default Notice, the Shareholders shall use all reasonable endeavours to procure that the Business continues as a going concern during the period commencing on the service of the Default Notice and ending on written resolution of such Event of Default or completion of the sale of the Shares of the Defaulting Shareholder pursuant to Schedule 4.

16.	Issues of New SECURITIES

16.1	The Company shall not issue, agree to issue, or reserve or set aside for issuance any Shares or securities convertible into Shares (“New Securities”), unless it first complies with Clauses 16.2 to 16.6.

16.2	If the Company proposes to issue any New Securities, it shall deliver to each Shareholder a written notice in relation to such issuance (a “Pro-rata Offer”), which shall:

16.2.1	identify and describe the New Securities;

16.2.2	offer the New Securities for subscription in cash and on the same terms to each Shareholder pro rata to its Equity Proportion (as close as possible) as at the close of business on the Business Day prior to such offer (a “Pro-rata Entitlement”); and

16.2.3	describe the price and other terms upon which they are to be issued, and the number or amount of the New Securities, and a time (being not less than fifteen (15) Business Days from the date of the Pro-rata Offer) (the “Acceptance Period”) within which, if the Pro-rata Offer is not accepted, it will be deemed to be declined.

16.3	A Shareholder may accept a Pro-rata Offer by irrevocable notice of acceptance to the Company within the Acceptance Period.

16.4	Within two (2) Business Days of the expiry of the Acceptance Period, the Company shall notify the other Shareholder if a Shareholder does not elect to subscribe for, or is deemed to have declined to subscribe for, its Pro-rata Entitlement, and the other Shareholder shall be entitled to subscribe (on the same terms) for the New Securities not so subscribed for by delivery of an irrevocable notice of acceptance to the Company and the other Shareholder on or prior to the expiry of a further ten (10) Business Days after the expiry of the Acceptance Period.

16.5	Completion of the subscriptions for the New Securities shall take place on the terms and conditions specified in the Pro-rata Offer within ten (10) Business Days of the expiry of the Acceptance Period (as extended as necessary in accordance with Clause 16.4).

16.6	After the expiry of the Acceptance Period (as extended as necessary in accordance with Clause 16.4), the Company shall be entitled to issue to any person any New Securities offered to Shareholders and which have not been subscribed for in accordance with Clause 16.5. Any issue or disposal by the Board pursuant to this Clause 16.6 shall be on the same terms as the Pro-rata Offer.

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16.7	It shall be a condition of the issue or disposal of any New Securities to a third party or third parties pursuant to Clause 16.6 that the subscriber enters into a Deed of Adherence in accordance with Clause 11.10.

17.	NOTICES

17.1	Any notice in connection with this Agreement shall be in writing in English and delivered by hand, registered post or courier using an internationally recognised courier company or email to the address or email address (as the case may be) specified in Clause 17.4 or to such other address or email address as the relevant Party may from time to time specify by notice to the other Parties given in accordance with this Clause.

17.2	In the absence of evidence of earlier receipt, a notice shall be deemed given and received:

17.2.1	in the case of personal delivery by hand or courier, at the time of delivery; or

17.2.2	in the case of first class post (other than airmail) or recorded delivery, at 10:00 am on the second Business Day after posting;

17.2.3	in the case of airmail, at 10:00 am on the fifth Business Day after posting; and

17.2.4	in the case of email, at the time the email containing or attaching the notice was sent as recorded on the email account on the sender’s machine, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

17.3	For the purpose of this Clause 17:

17.3.1	all times are to be read as local time in the place of deemed receipt; and

17.3.2	if deemed receipt occurs outside of Working Hours, the notice shall be deemed to have been received at 10:00 am on the next Business Day in the place of receipt.

17.4	The relevant details of each Party at the date of this Agreement are:

In relation to Kopin	In relation to Theon
***.	***.

In relation to the Company
***

17.5	Should a Party fail to notify another Party of any change to its address or email in accordance with Clause 17.1, then any notice served under this Clause shall be validly served by that second Party if served to the address or email listed in Clause 17.4.

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18.	process agents

18.1	Each of the Parties hereby irrevocably appoints to be its agent for service of process in England in any legal action of proceedings arising out of this Agreement a process agent (the “Process Agents” and each a “Process Agent”) as set out below:

Party	Process Agent	Address
***	***	***
***	***	***

18.2	If there is any change of address of a Party’s Process Agent, that Party shall notify the remaining Parties of such change of address within ten (10) Business Days of the change occurring.

18.3	If a Party’s Process Agent ceases to be able to act as such or to have an address in England, that Party irrevocably agrees to appoint a new process agent in England and to deliver to each of the other Parties within ten (10) Business Days a copy of a written acceptance of appointment by the new Process Agent.

18.4	Service upon a Party’s Process Agent of any document in accordance with Clause 18.1 shall be deemed completed whether or not any such document is forwarded to or received by that Party.

19.	TERM

19.1	This Agreement shall continue until the earliest to occur of the following events:

19.1.1	all of the Shareholders agree in writing to terminate it;

19.1.2	a listing of the shares in the Company becoming effective; or

19.1.3	an effective resolution is passed or a binding order is made to wind up the Company.

19.2	Without limiting Clause 19.1 and without prejudice to the continuation of this Agreement with respect to all other Shareholders who are party to it, this Agreement shall terminate with respect to a Shareholder if that Shareholder ceases to hold Shares.

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19.3	Upon termination of this Agreement, the provisions of this Agreement (other than the Surviving Provisions) shall automatically terminate and cease to have any effect and no Party shall have any claim against any other under it, except in relation to any rights or liabilities that the Parties have accrued under it prior to the date of termination or under the Surviving Provisions.

19.4	If this Agreement terminates and the Company is not placed into liquidation or if either Shareholder ceases or is about to cease to be a Shareholder (other than in circumstances where its Shares have or will be transferred to an Affiliate), each Shareholder shall on the request of the other exercise its powers in relation to the Company with a view to ensuring that the Company’s name is changed so that it no longer includes the name, initials or trademarks, or any reference to the name, initials or trademarks, of the Shareholder making the request.

20.	Announcements and Confidentiality

Announcements

20.1	Subject to the remaining provisions of this Clause 20.1, no Party shall release any announcement or despatch any announcement or circular relating to this Agreement or the transactions contemplated by it unless the form and content of such announcement or circular have been submitted to, and agreed by, the other Parties. Nothing in this Clause 20.1 shall prohibit any Party from making any announcement or despatching any circular as required by law or the rules of any stock exchange or Governmental Authority, in which case the announcement shall only be released or the circular despatched after consultation with the other Parties and after taking into account the reasonable requirements of the other Parties as to the content of such announcement or circular.

Confidentiality

20.2	Save as provided in Clause 20.3, no Party shall disclose to any third party, or use or exploit commercially for its or their own purposes any Confidential Information. The obligations of the parties under this Clause 20.2 shall remain in force until the relevant information enters the public domain otherwise than by the default of a Party.

20.3	The obligations of confidentiality in Clause 20.2 shall not apply to a Party disclosing of Confidential Information:

20.3.1	in connection with the performance of its obligations or the enforcement of its rights hereunder including any claim or proceeding arising under Clause 22;

20.3.2	to its Affiliates or the directors, officers, employees, agents, and professional advisers of its or their Affiliates to the extent reasonably required for purposes connected with or incidental to this Agreement;

20.3.3	pursuant to any listing agreement with or the rules and regulations of any recognised security exchange on which securities of it or any of its Affiliates are listed or traded;

20.3.4	as required by Applicable Law; or

20.3.5	in the case of Confidential Information belonging to the Company, its use in the ordinary course of the Business,

provided in each case set out in Clauses 20.3.1 and 20.3.2 above, the Party disclosing the same shall take all reasonable steps to preserve the confidentiality thereof and to ensure that such information shall be used only for the purposes for which it has been disclosed.

20.4	If a Party becomes required, in circumstances contemplated by Clause 20.3.3 or 20.3.4, to disclose any information such Party shall (save to the extent prohibited by such rules and regulations or Applicable Law) give each other Party such notice as is practical in the circumstances of such disclosure and shall co-operate with each other Party, having due regard to each other Party’s views, and take such steps as each other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

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21.	MISCELLANEOUS

Warranties

21.1	Each Party warrants to each other Party that each of the Party Warranties is true, accurate and not misleading in respect of itself as of the date of this Agreement.

Assignment

21.2	Subject to Clause 21.3, no Party may assign, transfer or otherwise deal with all or any part of its rights or obligations under this Agreement or any benefit arising under or out of this Agreement without the prior written consent of each other Party, and any purported dealing in contravention of this prohibition shall be ineffective.

21.3	A Party may transfer all of its rights and obligations to an Affiliate to which it transfers its shares pursuant to Clause 11.4 and which has entered into a Deed of Adherence as contemplated by that Clause. Each Party agrees to do such acts and things (including executing and delivering any deed of novation or other deed or agreement) as the transferring Party reasonably requests to perfect the transfer of such rights and obligations to such transferee.

Third party rights

21.4	With the exception of the right of persons entering into a Deed of Adherence as contemplated by Clause 11.4 to enforce the terms of Clause 11.6 (each a “Third Party”), no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. The right of a Third Party shall be subject to the provisions of Clause 22 (Governing law and Jurisdiction). The Parties may by agreement rescind or vary any term of this Agreement without the consent of any Third Party.

Entire agreement

21.5	Each of the Parties confirms on behalf of itself and its Affiliates that this Agreement together with the Transaction Documents represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

21.6	Each Party confirms on behalf of itself and its Affiliates that:

21.6.1	in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or the Transaction Documents; and

21.6.2	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or the Transaction Documents are those pursuant to this Agreement or such Transaction Document, and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in this Agreement).

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21.7	Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

Unenforceable provisions

21.8	If any provision or part of this Agreement is or becomes void or unenforceable due to any Applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum deletion necessary to make it valid, enforceable and legal.

No fetter

21.9	The Company shall not be bound by any provision of this Agreement to the extent that it constitutes an unlawful restriction or fetter on its statutory powers or is unlawful financial assistance. This shall not affect the validity of the rights and obligations of the other Parties under this Agreement.

21.10	Without limiting Clause 21.9, in case any of the obligations undertaken by the Company hereunder is not enforceable against the Company under Applicable Law, the Shareholders undertake to take such action in their capacity as shareholders of the Company to ensure that the Company, in fact, acts in accordance with this Agreement.

Further assurance

21.11	At any time after the date of this Agreement the Parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the relevant Party, execute and deliver such documents and do such acts and things as that Party may reasonably require for the purpose of giving to that Party the full benefit of all the provisions of this Agreement.

Waiver

21.12	The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Variation

21.13	No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

Counterparts

21.14	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument. Delivery of a counterpart of this Agreement by email attachment shall be an effective mode of delivery. In relation to each counterpart, upon confirmation by or on behalf of a Party that such Party authorises the attachment of its counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

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No partnership

21.15	Nothing in this Agreement shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

Costs

21.16	Save as otherwise provided by this Agreement, each Party shall bear its own costs incurred in connection with the preparation, negotiation, entry into and performance of this Agreement and the documents to be entered into pursuant to it, save that this Clause 21.16 shall not prejudice the right of any Party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

Tax

21.17	The Shareholders shall use their reasonable efforts to ensure that the Company remains resident for Tax purposes in its jurisdiction of incorporation and does not become resident for Tax purposes in any jurisdiction other than its jurisdiction of incorporation. Without limiting the preceding sentence, the conduct of the Company’s affairs shall be managed, so as far as reasonably practicable, to achieve the objectives of this Clause 21.17.

21.18	Each Shareholder shall use its reasonable efforts to ensure that the Company does not become a member of a group with it (or any of its Affiliates) for value added tax purposes.

21.19	Each Shareholder shall use its reasonable efforts to ensure that all transactions or arrangements between it (or any of its Affiliates) and the Company are made on arm’s length terms. If and to the extent that the Company’s profits or losses for Tax purposes are computed in relation to any such transaction or arrangement on a basis (as finally determined by a Tax Authority) which substitutes arm’s length terms for the actual terms agreed and this adjustment results in a liability or increased liability to Tax, the relevant Shareholder agrees upon written demand to make a payment to the Company equal (on an after-Tax basis) to such liability, or such increase in liability, to Tax.

21.20	If and to the extent that any Shareholder (or one of its Affiliates) has an increased liability to Tax as a result of an adjustment referred to in Clause 21.19 in respect of which the Company is able to claim a compensating adjustment from a tax authority, then:

21.20.1	the Company shall, if the relevant Shareholder so requests in writing, claim the compensating adjustment; and

21.20.2	if the Company receives or obtains a payment or other relief which comprises or would not have arisen but for such compensating adjustment, then the lesser of the amount received or obtained or the amount of Tax which the Company saves by virtue of the payment or other relief (less in each case any reasonable costs of recovering or obtaining such payment or other relief and any Tax actually suffered thereon) shall be paid by the Company by way of balancing payment to the applicable Shareholder (or one of its Affiliates).

21.21	A balancing payment to be made under Clause 21.20 shall be made:

21.21.1	within ten (10) Business Days from the date on which notice setting out the amount due is received by the Company from the applicable Shareholder or, if later; and

21.21.2	in the case of a repayment of any Tax, ten (10) Business Days after such repayment is received by the Company or, in the case of the receipt of any other relief, the date which is two Business Days prior to the last day on which the Company would have been due to make an actual payment of Tax had it not been for such relief.

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21.22	Each Party shall be responsible for paying any Tax for which it is liable and which is due in relation to:

21.22.1	any rights granted under this Agreement and any related ancillary documents; and/or

21.22.2	the issuance, acquisition, holding, transfer, sale or any other thing done or deemed to be done in respect of the legal or beneficial title to the Shares by or on behalf of any Party (or such Party’s Affiliates) including any stamp duty, and related interest and penalties, arising on a transfer of Shares to it, and each Party shall fully indemnify and hold harmless the Company and each other Party in respect of any liability in connection with such Taxes.

21.23	To the extent (if any) that the Company becomes liable to pay any liability referred to in Clause 21.21 it shall be entitled to pay such liability and will be entitled to set-off such amount against any outstanding payment or amount due to the relevant Party from the Company. Any (excess) amount in relation to such liability that is not withheld or set-off in accordance with the previous sentence will be indemnified by the relevant Party in accordance with Clause 21.21 and shall be payable on demand by the relevant Party to the Company as the Shareholders shall direct.

Language

21.24	This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English. If any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

Legal advice

21.25	Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Agreement as a whole, that the provisions of this Agreement, including this Clause 21.25 are fair and reasonable.

22.	GOVERNING LAW AND Arbitration

22.1	This Agreement and any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, English law.

22.2	Any dispute or claim arising out of in connection with this Agreement (including any claim dispute or question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration under the LCIA Rules, which LCIA Rules are deemed to be incorporated by reference into this Clause 22.

22.3	Any arbitration initiated pursuant to or in accordance with Clause 22.2 of this Agreement shall be conducted as follows:

22.3.1	the seat, or legal place, of arbitration shall be London;

22.3.2	the language to be used in the arbitral proceedings shall be English; and

22.3.3	the number of arbitrators shall be three (3).

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22.4	The arbitrators shall be nominated as follows:

22.4.1	the claimant (or claimant Parties jointly) shall nominate one arbitrator;

22.4.2	the respondent (or respondent Parties jointly) shall nominate one arbitrator; and

22.4.3	the nominated arbitrators shall jointly nominate the third arbitrator as soon as possible and in any event within 15 days of the appointment of the second arbitrator. The third arbitrator shall act as Chair of the Tribunal. If the nominated arbitrators are unable to agree on the identity of the third arbitrator, they shall request that the LCIA nominates and appoints the third arbitrator.

22.5	Each Party expressly agrees and consents to the process for nominating and appoint arbitrators pursuant to Clause 22.4.

22.6	No Party may seek from another Party, nor be required to give, general discovery of documents, nor shall the Tribunal have the authority to order the same. A Party may only seek from another Party, and be required to produce, specific identified documents that are relevant to the Dispute.

22.7	Each Party shall bear its own costs of arbitration, save where the relevant Tribunal explicitly provides otherwise in any award.

22.8	Any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the Parties. To the extent permitted by law, the Parties irrevocably waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority.

22.9	Judgment upon any award rendered may be entered in any court having jurisdiction.

22.10	Without prejudice to the foregoing provisions of this Clause 22, the Parties agree that:

22.10.1	the courts of England and Wales shall have jurisdiction (to which the Parties irrevocably submit) to grant interim and ancillary relief in support of any arbitral proceedings (whether or not actually commenced) under this Clause 22; and

22.10.2	in the event of a breach or threatened breach of Clause 11.1 or 20 by a Party, any other Party shall be entitled to seek equitable relief (whether interim or final) of any kind, including but not limited to an injunction to restrain the action or behaviour that would constitute a breach of Clause 11.1 or 20 in any court of competent jurisdiction.

This Agreement has been duly executed by the Parties (or their duly authorised representatives) and delivered as a DEED on the date specified at the beginning of this Agreement.

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Schedule 1

DEED OF ADHERENCE

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Schedule 2

Transfer terms

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Schedule 3

PARTY WARRANTIES

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40

Schedule 4

CALL OPTION

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41

Schedule 5

PUT OPTION

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Schedule 6

RESERVED MATTERS

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Schedule 7

INitial BUdget AND Business Plan

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EXECUTION PAGES

IN WITNESS WHEREOF this Agreement is executed and delivered as a DEED on the date and year first above written.

Kopin EXECUTED and DELIVERED as a DEED	)	/s/ Michael Murray
by KOPIN CORPORATION	)	Authorised Signatory
acting by:	)
who in accordance with the laws of its jurisdiction of incorporation is acting with the authority of the company	)

Theon EXECUTED and DELIVERED as a DEED	)	/s/ Philippe Mennicken
By THEON INTERNATIONAL PLC	)	Authorised Signatory
***	)
)

The Company EXECUTED and DELIVERED as a DEED	)	/s/ Michael Murray
by KOPIN EUROPE LIMITED	)	Director
acting by a director	)
in the presence of	)

Witness Signature
Witness Name:
Witness Occupation:
Witness Address:

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